Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Bio-Rad Laboratories, Inc. for the registration of its debt securities and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Bio-Rad Laboratories, Inc., and the effectiveness of internal control over financial reporting of Bio-Rad Laboratories, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

December 6, 2010